NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
FOR IMMEDIATE RELEASE

NorthWestern Energy’s Response to COVID-19 and
Announces Entry into $100 Million 364-Day Term Loan

BUTTE, MT / SIOUX FALLS, SD: April 6, 2020 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) is one of many companies providing essential services during this national emergency related to the COVID-19 pandemic. We have implemented a comprehensive set of actions to help our customers, communities, and employees, all while maintaining our commitment to reliable service and continuing to monitor and adapt our financial business plan for the evolving COVID-19 challenges. In addition to announcing an incremental $300,000 in charitable contributions and aid specifically to assist the communities we serve, we have taken extra precautions for our employees who work in the field and for employees who continue to work in our facilities, and we have implemented work from home policies where appropriate. We do not anticipate any employee layoffs and are continuing to hire for critical positions to maintain our high level of reliability and customer service. We continue to implement strong physical and cyber-security measures to ensure that our systems remain functional in order to both serve our operational needs with a remote workforce and keep them running to ensure uninterrupted service to our customers. We currently cannot estimate the potential impact to our financial position, results of operations and cash flows. We have informed both our retail customers and state regulators that disconnections for non-payment will be temporarily suspended. Our level of service to our 734,800 customers remains uninterrupted.

This is a rapidly evolving situation that could lead to extended disruption of economic activity. As of today, the most significant impact to NorthWestern Energy’s sales volumes has been related to mild weather and we have not experienced major declines across our business related to COVID-19. Nonetheless, as a result of the spread of COVID-19 in our service territories and shelter in place restrictions, we may experience impacts to our financial results going forward. We expect to provide an update in our quarterly report on Form 10-Q and on our first quarter earnings webcast and call. We remain on track for our approximately $400 million capital plan with little disruption at this time. There are no significant supply chain issues, so far. We will continue to closely manage and monitor developments in our supply chain.

During this time, we continue to maintain adequate liquidity to operate our business and fund our ongoing capital program. Our $400 million revolving credit facility, which expires December 12, 2021, contains an accordion feature that allows NorthWestern Energy to increase our liquidity another $25 million under certain conditions. We also have a $25 million credit facility that provides swing-line borrowing capability, which expires March 27, 2022. As a precautionary measure in order to increase our cash position and preserve financial flexibility in light of current uncertainty in the markets resulting from the COVID-19 outbreak, we recently entered into a $100 million 364-day term loan with two of our relationship banks. This facility will allow us to temporarily increase our targeted minimum liquidity threshold to $200 million, up from our long-standing $100 million level. In addition, we continue to monitor the capital markets and expect to issue at least $150 million of long-term debt during 2020 to fund our currently disclosed capital investment program and increase revolver availability. As previously disclosed, we were considering an equity issuance in late 2020 or early 2021 to maintain and protect our current credit ratings. Our current plans may delay our anticipated equity issuance into 2021.

In addition, we sponsor two pension plans, which were approximately 83% funded on a GAAP basis at December 31, 2019. NorthWestern follows a de-risked glide-path for its pension plan assets with nearly 60% and 80% of the portfolio invested in long-dated bonds for our Montana and South Dakota plans, respectively. As a result, plan investments have been less impacted and the GAAP funding status of these plans has remained near the December 31st funded status throughout the ongoing market volatility. Based on our January 1, 2020 valuation, we do not anticipate any incremental funding requirements (or expense) for 2020.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Earnings". Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

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changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

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unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

•	the direct or indirect effects resulting from the recent outbreak of the novel coronavirus (COVID-19) pandemic on our revenue, our operations and our ability to complete construction projects;

Our 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About NorthWestern Energy (NYSE: NWE)
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and / or natural gas to approximately 734,800 customers in Montana, South Dakota and Nebraska. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Investor Relations Contact:                Media Contact:
Travis Meyer                        Jo Dee Black
(605) 978-2967                    (866) 622-8081
travis.meyer@northwestern.com            jodee.black@northwestern.com